Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza and Biovail Form Collaboration to Develop and Commercialize
AZ-004 (Staccato® Loxapine) in North America
Conference Call Scheduled for Today -
Wednesday, February 10, 2010 at 8:30 a.m. Eastern Time
Mountain View, California — February 10, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has established a collaboration with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation (NYSE: BVF), to develop and commercialize AZ-004 (Staccato® loxapine) in the U.S. and Canada. AZ-004 is Alexza’s lead program, based on the company’s proprietary technology, the Staccato system. Alexza submitted its New Drug Application (NDA) for Staccato loxapine in December 2009. Alexza is seeking regulatory approval to market AZ-004, an inhalation product candidate developed for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder.
“We are very excited to be partnering our lead program with Biovail. Their key strategic focus and their CNS commercial plans match our view of an ideal partner for AZ-004,” said Thomas B. King, Alexza President and CEO. “We believe that AZ-004, if approved, has the potential to change the treatment practices for acute agitation, as the only product able to meet both the patients’ desire for quickly and comfortably gaining control of their agitation, and the clinicians’ goal of rapidly and reliably calming an agitated patient.
“This agreement provides Biovail with a promising late-stage specialty CNS product,” said Bill Wells, Biovail’s Chief Executive Officer. “In clinical studies conducted by Alexza, Staccato loxapine rapidly delivered drug into the blood stream through the deep lung in a unique, non-invasive manner. We are delighted to be partnering with Alexza to bring this important treatment to market.”
The collaboration provides for the development and commercialization of AZ-004 for multiple indications, including the proposed initial indication of treating agitation in schizophrenia and bipolar patients, as well as potential future clinical development in additional psychiatric and neurological indications and the symptoms associated with these indications. Biovail will lead the commercialization activities for AZ-004. Alexza will continue to manage the ongoing AZ-004 NDA review and approval process in connection with the initial indication, and has entered into a manufacturing and supply agreement to supply Biovail clinical and commercial product.

Under the terms of the collaboration, Alexza is entitled to receive an upfront cash payment of $40 million, up to $90 million in potential milestone payments contingent on the successful approval of the first AZ-004 NDA, successful commercial manufacturing scale-up, and the successful completion of additional clinical trials, regulatory submission (if required) and approval of an sNDA (if required) in the outpatient setting for patients with schizophrenia or bipolar disorder. Biovail will make tiered, royalty payments of 10% to 25% on net commercial sales of AZ-004. In addition to milestone payments and product royalties, Alexza will supply AZ-004 to BLS for all of its commercial sales, and will receive a per-unit transfer price, based upon annual product volume.
About the Agitation Market Opportunity
Episodes of agitation afflict many people suffering from major psychiatric disorders, including schizophrenia, which affects approximately 2.4 million adults in the United States, and bipolar disorder, which affects approximately 5.7 million adults in the United States. More than 90% of these patients will experience agitation in their lifetime.
Agitation generally escalates over time with patients initially feeling uncomfortable, tense and restless. As the agitation intensifies, their behavior appears more noticeable to others as they become threatening and potentially violent, especially if the agitation is not treated. While patients seek treatment at different points along this agitation continuum, those with the most severe symptoms generally require treatment with injectable drugs in emergency medical settings, and currently are thought to represent the agitation market. Alexza, however, believes the therapeutic market for agitation is broader than only this limited perspective of patients in severe crisis — many more are in need of treatment for an agitation episode.
Alexza’s primary market research indicates that approximately 50% of treated acute agitation episodes are treated in emergency settings. Another approximately 35% of the treated agitation episodes suffered by schizophrenic and bipolar patients are treated in an inpatient setting (hospital and long-term residential settings), and approximately 15% are treated in a physician’s office.
Alexza’s market research studies with schizophrenia patient caregivers and bipolar patients indicate these patients currently experience an average of 11 to 12 episodes of acute agitation each year.
Agitation episodes are currently treated about 55% of the time with oral antipsychotics and about 45% of the time with intra-muscular, or IM, injections. Oral medications work relatively slowly, but are easy to administer, painless and are less threatening to patients. IM injections have a faster onset of action and a higher predictability of drug effect, but because they are invasive and can be frightening to patients, IM injections are usually the treatment option of last-resort. Currently, no non-invasive therapies are available that work faster than 30 minutes to help agitated patients in need of treatment.
About AZ-004 (Staccato loxapine)
AZ-004 is an anti-agitation therapeutic that combines Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. Loxapine is currently available in an oral formulation in the U.S. for the management of the manifestations of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a drug aerosol to the deep lung that results in IV-like pharmacokinetics and rapid systemic effects.
As an easy-to-use, patient-controlled, and highly reliable therapeutic that provides rapid reduction in agitation, the Company believes that AZ-004 meets the three key attributes for the treatment of acute agitation as specified in the American Association of Emergency Psychiatrists’ Expert Consensus Guidelines for the Treatment of Behavioral Emergencies: speed of onset, reliability of medication delivery and patient preference.
About the Staccato System
Alexza’s proprietary Staccato system was rationally designed to optimally treat acute and intermittent conditions. A single breath triggers vaporization and delivers a dose of excipient-free aerosolized, highly bioavailable drug deep into the lungs, where it is quickly absorbed into the blood stream to begin providing therapeutic effect. The Staccato system delivers medication that is comparable to intravenous administration but with greater ease, patient comfort and convenience.
The core of the hand-held Staccato system is a heat package with a stainless steel substrate, onto which a thin film of drug is coated. When the patient draws a single normal breath through the Staccato device, the substrate surface instantly heats to create an aerosol of optimally-sized, excipient-free particles of drug that are drawn into the patient’s lungs. The entire Staccato system actuation and drug delivery occur in less than one second.
The Staccato system is unique among inhalers because it uses no excipients, requires no special breathing maneuvers and there are no controls to deal with. The system produces a consistently high emitted dose, regardless of the patient’s breathing pattern, and doses are pre-set. About the size of a small cell phone, the unit fits easily in a pocket or purse.
Alexza has screened more than 400 drug compounds and more than 200 drug compounds exhibit initial vaporization feasibility with the Staccato system. Since the filing of its first IND in 2004, Alexza has dosed more than 2,600 patients and subjects with its Staccato technology, in 22 different clinical trials under six different INDs for Staccato-based product candidates.

Conference Call Information
Alexza will host a conference call Wednesday morning, February 10, 2010, at 8:30 a.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call and replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P9GVG9V6A.
To access the live conference call via phone, dial 888.679.8040. International callers may access the live call by dialing 617-213-4851. The reference number to enter the call is 92719210.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 93974934.
About Biovail Corporation
Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture and commercialization of pharmaceutical products. Biovail is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system markets. For more information about Biovail, visit the Company’s web site at www.biovail.com.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and submitted a New Drug Application submission in December 2009.

Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. Alexza’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2008, and Alexza’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” and “If we enter into strategic partnerships, we may be required to relinquish important rights to and control over the development of our product candidates or otherwise be subject to terms unfavorable to us.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com